Exhibit 99.1

Acacia Announces CFO Succession Plan

Richard Rosenstein Stepping Down to Pursue New Private Company Opportunity and Will Transition to

Consulting Role as of January 28

Kirsten Hoover, Acacia’s Current Corporate Controller, to Become Interim CFO While the Board Conducts

CFO Search

NEW YORK--(BUSINESS WIRE)--Acacia Research Corporation (Nasdaq: ACTG) (“Acacia” or the “Company”) today announced that Richard Rosenstein, the Company’s Chief Financial Officer, will step down from his position, effective at the close of business on January 27, 2023, to pursue another professional opportunity. Acacia thanks Mr. Rosenstein for his significant contributions and strong leadership during his tenure.

Gavin Molinelli, Chairman of the Board of Directors (the “Board”), commented:

“Rich has been a valued member of Acacia’s leadership team since joining in June of 2020. In addition to helping us navigate the pandemic and monetize the acquisition of our life sciences portfolio, he has worked to streamline our capital structure and strengthen our financial base. Rich’s efforts helped transform Acacia into a well-capitalized corporate acquisition platform and have positioned us to pursue attractive opportunities that can drive long-term shareholder value. We wish him the best as he pursues his next opportunity.”

Mr. Rosenstein added:

“I’ve been presented with a unique opportunity that is aligned with my growth-investing roots. Fortunately, Acacia has developed a deep and experienced finance team to guide the Company forward. I appreciate the opportunity I’ve had to work with the Board, colleagues, such as Kirsten Hoover, and the Company’s strategic partner Starboard Value, LP. Under MJ’s leadership, I believe the organization is in great hands and possesses the right foundation for future success.”

Acacia and Mr. Rosenstein intend to enter into a consulting agreement upon his departure as a full-time employee. The Company intends for Mr. Rosenstein to serve as a consultant through April 30, 2023. Effective as of January 28, 2023, Kirsten Hoover, who currently serves as Acacia’s Corporate Controller and previously held other senior finance roles at the Company, will assume the role of interim Chief Financial Officer.

The Board has commenced a search for a new Chief Financial Officer. The process will be supported by a leading, independent executive search firm.

Mr. Rosenstein’s departure is not the result of any dispute or disagreement with the Company, including with respect to matters related to the Company’s accounting practices, general policies or financial reporting. Additional information pertaining to today’s announcement will be included in a Current Report on Form 8-K to be filed by Acacia with the U.S. Securities and Exchange Commission (the “SEC”).

Kirsten Hoover Biography

Kirsten Hoover is an experienced corporate finance professional with strong institutional knowledge of Acacia and its go-forward strategy. She rejoined Acacia as its Corporate Controller in October 2021 after serving as the Senior Manager of Financial Reporting at Veritone Inc. (Nasdaq: VERI) from December 2019 through October 2021. Previously, Ms. Hoover held various accounting and finance roles at Acacia from 2002 through 2019, including as Corporate Controller from 2004 through 2019. She began her career in the Audit and Assurance practice within Deloitte, and holds a B.A. in Economics from the University of California, Santa Barbara.

1

About the Company

Acacia is a permanent capital platform with a strategy to purchase businesses based on the differentials between public and private market valuations. Acacia leverages its (i) access to flexible capital that can be deployed opportunistically as a result of its strategic partnership with Starboard Value, LP, (ii) disciplined focus on identifying opportunities where it can be an advantaged buyer, initiate a transaction opportunity spontaneously, avoid a traditional sale process and complete the purchase of a business, division or other asset at an attractive price, (iii) willingness to invest across industries and in off-the-run, often misunderstood assets that suffer from a complexity or multi-factor discount, (iv) relationships and partnership abilities across functions and sectors, and (v) strong expertise in corporate governance and operational transformation. Acacia seeks to identify opportunities where it believes it is an advantaged buyer, where it can avoid structured sale processes and create the opportunity to purchase businesses, divisions and/or assets of companies at an attractive price due to Acacia’s unique capabilities, relationships or expertise, or Acacia believes the target would be worth more to it than to other buyers. Additional information about Acacia and its subsidiaries is available at www.acaciaresearch.com.

Safe Harbor Statement

This news release contains “forward-looking statements” within the meaning of the “safe harbor” provisions of the Private Securities Litigation Reform Act of 1995, including, statements regarding the anticipated transitions of Mr. Rosenstein and Ms. Hoover, and the intention of the Company and Mr. Hoover to enter into a consulting agreement. Forward-looking statements include all statements that are not solely historical facts and can be identified by terms such as “intend,” “believe,” “could,” “estimate,” “expect,” “may,” “should,” or similar expressions. Investors are cautioned not to place undue reliance on these forward-looking statements, which are subject to numerous risks and uncertainties that could cause actual results to differ materially from those expressed or implied by such statements, including the risks and uncertainties addressed under the heading “Risk Factors” and elsewhere in the Company’s Annual Report on Form 10-K for the fiscal year ended December 31, 2021, the Company’s subsequent Quarterly Reports on Form 10-Q, and the other filings the Company makes with the U.S. Securities and Exchange Commission from time to time. These forward-looking statements speak only as of the date of this news release and the Company undertakes no obligation to update these forward-looking statements to reflect events or circumstances occurring after the date of this news release.

Contacts

Investor Contact:

FNK IR

Rob Fink, 646-809-4048

rob@fnkir.com

Media Contact:

Longacre Square Partners

Greg Marose / Ashley Areopagita

ACTG@longacresquare.com

2